Exhibit 10.9

CONTRACT OF EMPLOYMENT

between

Wejo UK Ltd

of

ABC Building, 21-23 Quay Street, Manchester, England, M3 4AE

and

NAME	Richard Barlow (“you”)
Spurstow Hall
ADDRESS	Long Lane
Spurstow
Cheshire
CW6 9RF
JOB TITLE	Chief Executive Officer
COMMENCEMENT DATE	01 July 2021
CONTINUOUS SERVICE DATE	09 January 2014
END DATE	Not applicable

Level 1

Recitals:

(A) WHEREAS, you and the Company entered a service agreement with you on 9 January 2014, as amended by an addendum dated 1 April 2021 (the “Original Service Agreement”).

(B)  WHEREAS, Wejo Group Limited, an exempted company limited by shares incorporated under the Laws of Bermuda (the “Parent”), the Company and Virtuoso Acquisition Corp., a Delaware corporation, among others, have entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which the business combination (as defined in the Merger Agreement, the “Business Combination”) will occur.

(C)  WHEREAS, following the closing of the Business Combination, the Company is a wholly owned subsidiary of the Parent.

(D) WHEREAS, following (and conditional upon) the closing of the Business Combination, the Company desires to employ you and you desire to be employed by the Company on the terms set forth in this agreement. The recitals (above) form part of this agreement.

The headings in this agreement are inserted for convenience only and shall not affect its construction.

Definitions are listed in Schedule B.

You must refer to the Company’s relevant policies and procedures in all cases. These will be made available to you, but you must take it upon yourself to seek further guidance or clarification from People Services if you are unclear in any way.

1.	Term of Employment

1.1.	Your employment with Wejo UK Limited, a company incorporated and registered in England and Wales with registered number 08813730 and whose registered office address is at ABC Building, 21-23 Quay Street, Manchester, England M3 4AE (the “Company”, “us” or “we”) under this agreement shall commence on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the required notice in clause 11.

1.2.	Your previous employment with the Company, which commenced on the Continuous Service Date, counts towards your period of continuous employment with the Company.

1.3.	You consent to the transfer of your employment under this agreement (the “Employment”) to a Group Company at any time during the term of the Employment.

2.	Duties

2.1.	You shall serve the Company in the role of Chief Executive Officer.

2.2.	During the employment you shall:

2.2.1.	unless prevented by Incapacity, devote the whole of your time, attention and abilities to the business of the Company or any Group Company where applicable;

2.2.2.	diligently exercise such powers and perform such duties as may from time to time be assigned to you by the Company;

2.2.3.	comply with all reasonable and lawful directions given to you by the Company;

2.2.4.	if so, required by the Company, act as a director or officer of (and/or provide services to) any Group Company from time to time;

2.2.5.	abide by your fiduciary duties to any Group Company of which you are a director from time to time;

2.2.6.	not do anything that would cause you to be disqualified from acting as a director;

2.2.7.	promptly make such reports to the Board in connection with the affairs of the Company or any Group Company on such matters and at such times as are reasonably required;

2.2.8.	report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or Group Company to the Board immediately on becoming aware of it;

2.2.9.	use your best endeavours to promote, protect, develop and extend the business of the Company and/or Group Company; and

2.2.10.	consent to the Company and/or Group Company monitoring and recording any use that you make of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes.

2.3.	You shall comply with all and any of the Company’s policies and procedures as provided and made available. Information in the Company’s Employee Handbook (the “Handbook”) does not form part of this agreement and the Company may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Handbook, this agreement shall prevail.

2.4.	All documents, manuals, hardware and software provided for your use by the Company, and any data or documents (including copies) produced, maintained or stored on the Group’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company or the relevant Group Company (as applicable).

2.5.	Notwithstanding the provisions of clause 2.2, the Company may, at any time, require you to resign from any or all offices, including directorships of any Group Company.

3.	Place of work

3.1.	Your normal place of work is at the Company’s Chester office or such other place within 50 miles, which the Company may, from time to time, reasonably require for the proper performance and exercise of your duties.

3.2.	You agree to travel on any Group Company’s business as may be required for the proper performance of your duties under the Employment.

3.3.	It is not envisaged that you will be required to work outside the United Kingdom for any continuous period of more than one month during the term of the Employment, although you acknowledge and agree that this may from time to time be required for the proper performance and exercise of your duties.

4.	Hours of work

There are no normal hours of work applicable to the Employment. You shall work such hours as are necessary for the proper performance of your duties. You shall not receive any further remuneration for work outside of the Company’s normal office hours.

5.	Salary

5.1.	You shall be paid a basic salary of USD 600,000 per annum (your “Basic Salary”) (paid at the equivalent GBP rate). Basic Salary will be paid in equal monthly instalments in arrears, on or around the last day of the month by credit transfer to your bank account.

5.2.	Your Basic Salary shall be reviewed by the Board from time to time. The Company is under no obligation to award an increase following a review. There will be no review of your Basic Salary if notice has been given by either party to terminate the Employment.

5.3.	The Basic Salary shall be subject to deductions for income tax, National Insurance contributions and/or any other deductions required by applicable law. The Company may deduct from your Basic Salary, and/or any other sums owed to you by the Company, any money owed to the Company by you.

5.4.	During the term of the Employment, you may incur taxes payable in the United States of America as a result of your travel and work in the United States of America under clause 3.2 (the “US Tax”). In addition to, and not part of Basic Salary, the Company shall make a payment (the “Gross-up Payment”) equal to the sum of the US Tax payable by Executive, plus the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the US Tax and any income and employment taxes imposed on the Gross-up Payment)) that you would have been in if you had not incurred any tax liability in the United States of America, provided that such payment shall not be required to the extent that you are permitted to claim a credit for the US Tax to reduce your tax liability in the United Kingdom. Payments under this clause 5.4 will be subject to validation by the Company and Board approval.

6.	Incentive Opportunities

You shall be entitled to the incentive awards set out in Schedule A.

7.	Benefits

7.1.	You may be eligible for certain other benefits as set out in the Company’s benefits schedule, as amended from time to time, and subject to you complying with any qualifying conditions and other requirements and subject to the rules of the relevant schemes in each case as amended from time to time. The benefits schedule is available from People Services. The Company may replace or withdraw any or all benefits, or amend the terms of such benefits, at any time.

7.2.	Notwithstanding the above, you shall be entitled to participate during the Employment in the following benefit schemes taken out and maintained by the Company:

7.2.1.	a private medical insurance scheme for the benefit of you and your immediate family; and

7.2.2.	a Life insurance scheme, which shall, subject to the rules of the relevant scheme as amended from time to time, pay to your dependents a sum equal to no less than three times your gross Basic Salary if you die during the Employment, subject always to you complying with any qualifying conditions and other requirements and subject always to the rules of the relevant schemes in each case as amended from time to time.

8.	Training

8.1.	During the Employment:

8.1.1.	You must complete mandatory compliance training such as Information Security and GDPR, which will be provided for by the Company. Further details of this training are available from People Services.

8.1.2.	You are eligible to take part in various training courses, which the Company may provide from time to time in-house or externally. Specific details will be provided, as and when such training becomes available.

9.	Holidays

9.1.	You shall be entitled to 30 days’ paid holiday in each holiday year together with the usual public holidays. The Company’s holiday year runs between 1st January and 31st December. If the Employment commences or terminates part way through a holiday year, your entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest whole day.

9.2.	Holiday shall be taken at such time or times as shall be approved in advance by the Board. You shall not, without the consent of the Company, carry forward any accrued but untaken holiday entitlement to the following holiday year unless approved and you have been unavoidably prevented from taking such holiday during the relevant leave year because of sickness absence or a statutory provision or other substantial reasons acknowledged by the Company.

9.3.	The Company shall not normally pay you in lieu of untaken holiday except on Termination. On Termination, we shall pay you in lieu of any accrued but untaken holiday for the holiday year in which Termination takes place and any untaken days permitted to be carried forward from the preceding holiday year. The amount of the payment in lieu will be calculated as 1/260th of your Basic Salary for each untaken day of the entitlement.

9.4.	If, on Termination, you have taken in excess of your accrued holiday entitlement, the Company shall be entitled to recover from you by way of deduction from any payments due to you or otherwise one day’s pay (calculated at 1/260th of your Basic Salary) for each excess day.

9.5.	If either party has served notice to terminate the Employment, the Company may require you to take any accrued but unused holiday entitlement during the notice period.

10.	Other Paid Leave

10.1.	You may be eligible to take other paid leave, including adoption leave, paternity leave, parental leave, shared parental leave, dependants leave, bereavement leave, training and study leave, compassionate leave, and leave for public duties, in accordance with the Company’s current policies, as amended from time to time, subject to your being eligible under and complying with the relevant statutory and other conditions and requirements in order to be entitled to the leave and pay. Copies of our policies are available from People Services and subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time.

10.2.	The Company may replace, amend or withdraw any or all of such leave and/or applicable policies at any time.

11.	Notice of Termination

11.1.	You must provide to the Company not less than 12 months’ prior written notice to terminate the Employment.

11.2.	You are entitled to receive from the Company not less than 12 months’ prior written notice to terminate the Employment.

12.	Payments on termination

12.1.	Notwithstanding clause 11, the Company may, in its sole and absolute discretion, terminate the Employment at any time and with immediate effect by notifying you that the Company is exercising its right under this clause 12.1 and that the Company will, within 28 days of such notice, make to you a payment in lieu of notice (“Payment in Lieu”). The Payment in Lieu will be equal to the aggregate of the following, as calculated by the Company:

12.1.1.	the Basic Salary which you would have been entitled to receive under this agreement during the notice period referred to in clause 11 (or, if notice has already been given, during the remainder of the notice period);

12.1.2.	the cost to the Company (excluding the cost of employer’s National Insurance contributions) of providing you with the following employment benefits during the notice period referred to in clause 11 (or, if notice has already been given, during the remainder of the notice period): life insurance; employer pension contributions (if any); and (if, in the Company’s opinion, it is not possible or reasonably commercially practicable, for the Company to continue such cover for the benefit of you and your immediate family during the notice period (or, as applicable, the remainder thereof) and if the Company does not so continue such cover during such period), private medical insurance;

12.1.3.	the amount of the Discretionary Annual Bonus which you would have been entitled to receive under this agreement in respect of the notice period referred to in clause 11 (or, if notice has already been given, during the remainder of the notice period), calculated at the level of 100% of your Basic Salary; and

12.1.4.	payment of salary in respect of holiday entitlement that would have accrued during the period for which the Payment in Lieu is made,

subject to deductions for income tax, National Insurance contributions and/or any other deductions required by applicable law.

12.2.	Please refer to clause 3.2 of Schedule A for details of the treatment of unvested equity-based compensation awards on Termination.

13.	Absence due to sickness or injury

13.1.	In the event of your absence for whatever reason you or, in extreme circumstances, someone on your behalf should contact People Services as soon as possible on the first day of the absence to inform them of the reason for your absence. You are subsequently required to keep the Company informed on an ongoing/daily basis as to your situation.

13.2.	If the absence is due to sickness, you will be required to complete a self-certification on your return to work, for absences of up to 7 calendar days.

13.3.	A medical certificate signed by your doctor as to the reason for your absence must be received if you are absent for any period of 7 consecutive days or more. You must provide further doctor’s certificates as necessary to cover the full period of continued absence.

13.4.	Any failure to comply with the notification requirements set out in this statement may affect your entitlement to sick pay.

13.5.	You agree to consent to medical examinations (at the Company’s expense) by a doctor or medical professional nominated by the Company should the Company so require.

13.6.	The rights of the Company to terminate the Employment under the terms of this agreement apply even when such termination would or might cause you to forfeit any entitlement to sick pay, health insurance or other benefits.

14.	Sick Pay

14.1.	If you are absent from work due to Incapacity you will, subject to clause 13.4, be entitled to receive your Basic Salary for up to six months in aggregate of such absence in any 12-month period, provided you have complied with Company and statutory requirements for notification of absence.

14.2.	Your entitlement to pay in the event of Incapacity shall not prejudice the Company’s right to terminate the Employment on the grounds of capability.

15.	Disciplinary and grievance procedures

15.1.	As a condition of the Employment, you are subject to and are required to comply with all and/or any rules and regulations applicable that may from time to time be in force and to become thoroughly acquainted with those rules and regulations relevant to your work.

15.2.	Under its disciplinary procedure, the Company has the right to suspend you from your duties on such terms and conditions as it shall determine for the purpose of carrying out an investigation into any allegation of misconduct or negligence or any allegation of bullying, harassment or discrimination against another employee pending a disciplinary hearing. The Company shall continue to pay Basic Salary and provide all other contractual benefits to you during any period of suspension.

16.	Pension

16.1.	The Company will auto-enrol you into a pension scheme, in accordance with its pensions auto-enrolment obligations and qualifying periods.

16.2.	Full details of the scheme will be given to you when you are enrolled, including the minimum level of contributions that you will be required to make during your membership and your right to opt out if you do not want to be a member of the scheme. While participating in the scheme, you agree to worker pension contributions being deducted from your Basic Salary.

16.3.	Membership of the scheme is subject to its rules as may be amended from time to time, and the Company may replace the scheme with another pension scheme at any time.

16.4.	If you cease to be a member of the scheme for any reason, the Company will re-enrol you automatically into a pension scheme as and when required by law.

16.5.	Further details about the scheme can be obtained from People Services.

17.	Activities outside of working hours

17.1.	You are required to devote your full time and attention during normal working hours to the performance of your duties and to act in the best interests of the Company at all times. You must not, at any time during the Employment, except with the Company’s prior written consent, undertake any work or be in any way concerned or interested in any business or activity, which may, in the Board’s opinion adversely affect the proper performance of your duties.

17.2.	In any event, you shall not, at any time during the Employment, except with the Board's prior written approval, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation) that is (or plans to be) in competition with the Group (or any part thereof), subject to your right to hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (other than any Group Company), whether or not it is listed or dealt in on a recognised stock exchange.

18.	Confidential information

18.1.	Without prejudice to your common law duties, you shall not, except in the proper course of your duties, as authorised or required by law or as authorised by the Company, either during the employment or at any time after termination of the employment:

18.1.1.	use any Confidential Information; or

18.1.2.	make or use any Copies; or

18.1.3.	disclose any Confidential Information to any person, company or other organisation whatsoever.

18.2.	This restriction does not apply to any Confidential Information which is or comes into the public domain other than through your unauthorised disclosure.

18.3.	You shall be responsible for protecting the confidentiality of Confidential Information and shall:

18.3.1.	use your best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of your duties, as required by law or as authorised by the Company; and

18.3.2.	inform the Company immediately on becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

18.4.	All Confidential Information and Copies shall be the property of the Company or relevant Group Company (as applicable) and on Termination, or at the request of the Company, at any time during the employment, you shall:

18.4.1.	hand over all Confidential Information or Copies to the Company or relevant Group Company (as applicable);

18.4.2.	irretrievably delete any Confidential Information stored on any device, disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in your possession or under your control outside the Company’s premises; and

18.4.3.	provide a signed statement that you have complied fully with your obligations relating to Confidential Information.

18.5.	Nothing in this clause 18 shall prevent you from making a protected disclosure within the meaning of section 43A of the employment Rights Act 1996.

19.	Intellectual Property

19.1.	You acknowledge that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, you hold them on trust for the Company.

19.2.	You acknowledge that, because of the nature of your duties and the particular responsibilities arising from the nature of your duties, you have and shall have at all times while you are employed by the Company, a special obligation to further the interests of the Company.

19.3.	To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 19.1 or otherwise, you agree to execute promptly all documents and do promptly all acts as may, in our opinion, be necessary to vest such legal title in us.

19.4.	You agree:

19.4.1.	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of any Group Company promptly on their creation;

19.4.2.	at the Company’s request and in any event on Termination to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

19.4.3.	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

19.4.4.	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by you.

19.5.	You waive all your present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

19.6.	You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to you in respect of your compliance with this clause 19. This clause 19 is without prejudice to your rights under the Patents Act 1977.

19.7.	You undertake to use your best endeavours to execute all documents and do all acts both during and after the Employment as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in any Group Company, to register them in the name of the Company or any Group Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse your reasonable expenses of complying.

19.8.	You agree to give all necessary assistance to any Group Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third-party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

19.9.	You hereby irrevocably and unconditionally appoint the Company to be your attorney in your name and on your behalf to execute any and all agreements, instruments, deeds and other documents, use your name and do all things which are or may be necessary or desirable to implement your obligations under (and for any Group Company to obtain for itself or its nominee the full benefit of) this clause 19 and also clause 2.5. You acknowledge that a certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case, so far as any third party is concerned.

19.10.	On Termination, at the commencement of any period of Garden Leave or at any time during the Employment at the request of the Company you will disclose all Employment Inventions and all materials (in any form, whether hard/paper copy, electronic, digital or otherwise) on which you have been working during the term of the Employment in which any Intellectual Property Rights will or might fall within the scope of Employment IPRs.

19.11.	You will provide any necessary decryption information and passwords to allow the Company to assess whether anything disclosed includes Employment IPRs.

19.12.	Where such material is material in which any Group Company owns Employment IPRs, you will give the Company or Group Company all assistance requested by the Company to identify, hand over to the Company or at the Company’s option securely and effectively delete all copies in both source and object code and all relevant commentary and documentation relating to material in which the Company or any Group Company owns Employment IPRs so that no copies of the same (in whole or in part) remain within your possession, custody or control or that of any third party not connected with the Company or any Group Company.

20.	Termination without notice

20.1.	The Company may terminate the Employment at any time:

20.1.1.	with immediate effect without notice and with no liability to make any additional payment to you, if you:

(a)	are guilty of any gross misconduct affecting the business of any Group Company (a non-exhaustive list is available in the Company’s disciplinary policy).

(b)	commit any serious or repeated breach or non-observance of any of the provisions of this agreement or refuse or neglect to comply with any reasonable and lawful directions of the Company and/or Group Company;

(c)	are disqualified from acting as a director or resign as a director from any Group Company without the prior written approval of the Board;

(d)	are declared bankrupt or makes any arrangement with or for the benefit of your creditors or has a county court administration order made against you under the County Court Act 1984;

(e)	are convicted of any criminal offence other than an offence under any road traffic legislation for which a fine or non-custodial penalty is imposed, unless such an offence compromises your ability to carry out your role;

(f)	become of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health;

(g)	cease to be eligible to work in the United Kingdom;

(h)	are guilty of any fraud or dishonesty or acts in any manner which is materially adverse to the interests of any Group Company;

(i)	are guilty of a serious breach of this agreement or any rules or policies issued by the Company from time to time; or

20.1.2.	by giving to you not less than six months’ prior written notice if you have been prevented by Incapacity from performing your duties under this agreement for a period or periods aggregating at least 183 days in the preceding period of 12 consecutive months provided that if, at any time during the period of such notice and before Termination, you shall provide a medical certificate satisfactory to the Board to the effect that you have fully recovered your physical or mental health and that no recurrence of such Incapacity can reasonably be anticipated, the Company shall withdraw the notice.

21.	Obligations on Termination

21.1.	On Termination, you shall:

21.1.1.	immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or their business contacts, any keys, credit card and any other property of any Group Company, which is in your possession or under your control;

21.1.2.	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the premises of any Group Company; and

21.1.3.	provide a signed statement that you have complied fully with your obligations under this clause 21.1 together with such reasonable evidence of compliance as the Company may request.

22.	Garden Leave

22.1.	Once notice of Termination has been given, the Company reserves the right to require you not to carry out any duties for it or any Group Company or to require that you carry out only certain specified duties.

22.2.	During any period of Garden Leave the Company shall be under no obligation to provide any work to, or vest any powers in you, you shall have no right to perform any services for the Company.

22.3.	During any period of Garden Leave you shall:

22.3.1.	continue to receive Basic Salary and all contractual employment benefits in the usual way and subject to the terms of any benefit arrangement and subject always to the other terms of this agreement including (but not limited to) Schedule A;

22.3.2.	remain an employee of the Company and bound by the terms of this agreement;

22.3.3.	not, without the prior written consent of the Company, attend your place of work or any other premises of any Group Company;

22.3.4.	not, without the prior written consent of the Company, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company; and

22.3.5.	(except during any periods taken as holiday in the usual way) ensure that the Company knows where you will be and how you can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals.

23.	Post-Termination Restrictions

23.1.	In order to protect the Confidential Information and business connections of the Company and each Group Company to which you may have access as a result of the Employment, you covenant with the Company (for itself and as trustee and agent for each Group Company) that you shall not:

23.1.1.	for 12 months after Termination, solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer or a Restricted Prospective Customer with a view to providing goods or services to that Restricted Customer or Restricted Prospective Customer in respect of or in relation to any Restricted Business;

23.1.2.	for 12 months after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer or any Restricted Prospective Customer in the course of any business concern which is involved or concerned in any Restricted Business;

23.1.3.	for 12 months after Termination in the course of any business concern relating to any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person;

23.1.4.	for 12 months after Termination in the course of any business concern involved in or concerned any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

23.1.5.	for 12 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) involved or concerned in any Restricted Business;

23.1.6.	for 12 months after Termination, solicit or induce or endeavour to solicit or induce any Restricted Supplier to cease to deal with the Group and shall not in any way interfere with any relationship between Restricted Supplier and the Group; and/or

23.1.7.	at any time after Termination, represent yourself as connected with the Company or any Group Company in any Capacity, other than as a former employee, or use any registered names or trading names associated with the Company or any Group Company.

23.2.	None of the restrictions in this clause 23 shall prevent you from:

23.2.1.	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (other than any Group Company), whether or not it is listed or dealt in on a recognised stock exchange; or

23.2.2.	being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not involved or concerned in any Restricted Business.

23.3.	The restrictions imposed on you by this clause 23 apply to you acting:

23.3.1.	directly or indirectly; and

23.3.2.	on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

23.4.	The periods for which the restrictions in each of clauses 23.1.1 to 23.1.6 (inclusive) apply shall be reduced by any period that you spend on Garden Leave immediately before Termination.

23.5.	If you receive an offer to be involved in a business concern in any Capacity during the Employment, or before the expiry of the restrictions set out in clause 23.1, you shall give the person making the offer a copy of this clause 23 (and the relevant definitions in Schedule B) and shall tell the Company the identity of that person (which, for the avoidance of doubt, may be a natural person or any firm, company or other legal person) as soon as possible after accepting the offer.

23.6.	If, at any time during the Employment, two or more Restricted Persons have left their employment or engagement with the Company or any Group Company to perform duties or services for a business concern which is, or intends to be, involved or concerned in any Restricted Business, you will not at any time during the six months following the last date on which any of those Restricted Persons were employed or engaged by the Company or any Group Company, be employed or engaged in any way with that business concern under which you will perform duties or services for or on the behalf of that business concern which involves or may involve competing with the business of any Group Company.

23.7.	The Company and you enter into the restrictions in this clause 23 having been separately legally advised.

23.8.	Each of the restrictions in this clause 23 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

23.9.	If your Employment is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 23 protecting the Confidential Information, trade secrets and business connections of the New Employer.

23.10.	You will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause 23 (or such of those restrictions as may be appropriate) in relation to that Group Company.

24.	Collective agreements

There are no collective agreements applicable to the Employment.

25.	Health and safety

You have a legal duty to take reasonable care of your own health and safety and of others which may be affected by what you do or does not do.

26.	IT / internet / email /social media / mobile devices

You agree to adhere to any IT, internet, e-mail, social media, mobile device policies in place. The Company may at any time monitor or record your use of any such systems or channels with automatic consent to such monitoring and/or recording taking place.

27.	Data Protection and Monitoring

27.1.	The Company will collect and process information relating to you in accordance with the Company’s privacy notice, which is on the Company’s intranet. You shall comply with the Company’s data protection policies when handling personal data in the course of the Employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Group. You will also comply with the Company’s IT-related policies in force from time to time.

27.2.	The Group’s systems enable the Company to monitor telephone, email, voicemail, internet and other communications. In order to carry out the Company’s legal obligations as an employer (such as ensuring employee compliance with the Company’s IT-related policies), and for other business reasons, the Company may monitor use of systems including the telephone and computer systems, and any personal use of them, by automated software or otherwise. Monitoring is only carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes.

27.3.	You understand that the authority given to you to access or monitor Group computers and/or other IT and electronic systems or devices and to use and disclose personal data contained in them, is limited to that which is permitted under data protection laws and the other relevant policies of the Company.

28.	Cooperation

From and after Termination, you shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Employment, and assist and advise the Company in any investigation which may be performed by the Company, provided, that the Company shall reimburse you for your reasonable costs and expenses and, to the extent that you are required to spend substantial time on such matters, the Company shall reasonably compensate you; provided, further, that such cooperation shall not unreasonably burden you or unreasonably interfere with any subsequent employment you may undertake. In the event you are summonsed (or equivalent) by any person or entity (including, but not limited to, any government entity) to give evidence or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to the Employment, you will give prompt notice of such witness summons (or equivalent) to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

29.	Notices

Any notice to be given under this Agreement shall be in writing. Notices may be served by either party by personal service or by recorded delivery or by first class post addressed to the other party or by leaving such notice at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address as provided by him to the Company and any notice given shall be deemed to have been served at the time at which the notice was personally served or if sent by recorded delivery at the time of delivery as recorded or if sent by first class post on the second working day after posting or in the case of being left as appropriate at the registered office or last known address, the date on which it was so left.

30.	Entire agreement

30.1.	This agreement and any document referred to in it constitutes the whole agreement between the parties and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them concerning your employment with the Company, including (but not limited to) the Original Service Agreement.

30.2.	Each party acknowledges that in entering into this agreement it has not relied on and shall have no remedy in respect of any Pre-Contractual Statement.

30.3.	Each party agrees that its only liability in respect of those representations and warranties that are set out in this agreement (whether made innocently or negligently) shall be for breach of contract.

30.4.	Nothing in this agreement shall limit or exclude any liability for fraud.

31.	Third party rights

No person other than a party to this agreement and any Group Company may enforce any of its terms. The terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.

32.	Employee Warranties

32.1.	You represent and warrant to the Company that, by entering into this agreement or performing any of your obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you.

32.2.	You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during the employment.

32.3.	You warrant that any material used by you in the performance of your duties will not consist or include material in respect of which any third person (including, without limitation, any previous employer) owns any relevant intellectual property rights or rights in respect of confidential information and that you will, if so, requested by the Company, fully identify the source and origin of any material used by you which is not Company material.

33.	Governing law and jurisdiction

33.1.	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

33.2.	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

Signed Agreement

30.07.2021

Den Power	Date

Chief People Officer

For and on behalf of the Company

This agreement (including the powers of attorney given by you) in clause 19.9 has been executed by you as a deed and is delivered on the date stated below.

EXECUTED and DELIVERED	)
as a DEED by	)
Richard Barlow	)

Signature

in the presence of:	Mandy Smith
Name of witness

Signature of witness

Date:	30th July 2021

Schedule A – Incentive Opportunities

1	Discretionary Bonuses

1.1.	Upon closing, you are eligible to receive an annual bonus (the “Discretionary Annual Bonus”), at the Board’s absolute discretion, the details of which will be provided to you separately, provided however that such bonus shall, be equal to 100% of your Basic Salary assuming agreed targets, assessed by the Board, are achieved.

1.2.	Upon closing, you will also be eligible to be considered for an additional annual bonus (the “Discretionary Enhanced Bonus”), at the Board’s absolute discretion, of up to a further 100% of your Basic Salary, on a linear / proportionate basis, relating to additional agreed targets.

1.3.	Any bonus payment will not form part of your contractual remuneration under this agreement. If we make a bonus payment to you in respect of a particular financial year of the Company, it does not automatically mean a bonus will be paid in subsequent financial years of the Company.

1.4.	We may alter the terms of any bonus targets or metrics or withdraw them altogether at any time without prior notice.

1.5.	Notwithstanding clause 1.1 of this Schedule A, you shall have no right to a bonus if:

1.5.1.	the Employment terminates for any reason under clause 20.1.1 ; or

1.5.2.	your personal performance or conduct is deemed by the Company to be below expectation.

1.6.	Bonus payments shall not be classed as pensionable earnings.

2.	Restricted Stock Units

2.1.	Prior to or on the closing date of the Business Combination, you will be granted:

2.1.1.	a number of restricted stock units over common shares of the Parent equal to 2% of the fully diluted share capital as of the closing of the Business Combination; and

2.1.2.	a further number of restricted stock units over common shares of the Parent equal to 5% of the fully diluted share capital as of the closing of the Business Combination, that will vest only upon the Parent’s share price trading above US$50.00 per share for any 20 trading days within any 30-day period.

3.	Equity Incentive Awards

3.1.	In 2022, and in addition to the Restricted Stock Units described in clause 2 of this Schedule A, you will receive an (Equity) Long Term Incentive Award to the value of $2,500,000. The structure of the award is intended to be a mix of options and RSU’s, to be approved by the Compensation Committee. You may also be eligible to participate in any such annual incentive plans as the Parent may adopt or operate from time to time, including but not limited to any Wejo Group Limited Employee Incentive Plan (“EIP”) and any Wejo Group Limited Employee Stock Purchase Plan in each case from 2023 onwards.

3.2.	Subject to the approval of the Compensation Committee, on termination and notwithstanding the terms of the EIP or such other equity incentive plans as the Parent may adopt or operate from time to time, (A) all outstanding unvested share options granted to the Executive during the term of the Employment shall vest in full on the date of Termination and be exercisable from the date of Termination until the earlier of (i) the second anniversary of the date of Termination, (ii) the expiration of the applicable option, and (iii) the tenth anniversary of the grant date of the application option, and (B) all other outstanding equity-based compensation awards shall vest in full on the date of Termination.

Schedule B – Definitions

“Board”	the board of directors of the Parent (including any committee of the board duly appointed by it).

“Capacity”	as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

“Confidential Information”	shall include all and any trade secrets or other technical or commercially sensitive information of the Company or any Group Company (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory), including, without limitation, technical data and know-how relating to the business of any Group Company or any of their business contacts, including in particular (by way of illustration only and without limitation) software source code, unpublished patent applications and inventions (whether or not the subject of a patent application and proprietary algorithms).

“Copies”	copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

“Discretionary Annual Bonus”	has the meaning given to it in clause 1.1 of Schedule A.

“Discretionary Enhanced Bonus”	has the meaning given to it in clause 1.2 of Schedule A.

“Employment Inventions”	shall include all and any Invention made by you wholly or partially at any time during the Employment (whether or not during your normal hours of work and/or using Company premises or resources).

“Employment IPRs”	shall include all and any intellectual property rights created by you during the course of the Employment.

“Garden Leave”	any period during which the Company has exercised its rights under clause 22.

“Group Company”	the Company, its Subsidiaries and/or Holding Companies (including the Parent) from time to time and any Subsidiary of any Holding Company from time to time, and “Group” shall be construed accordingly.

“Incapacity”	any sickness, injury or other medical disorder or condition which prevents you from carrying out your duties.

“Intellectual Property Rights”	patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Inventions”	any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

“Pre-Contractual Statement”	any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Employment which is not expressly set out in this agreement or any documents referred to in it.

“Remuneration Committee”	the remuneration committee of the Board.

“Restricted Business”	any business which supplies (or intends to supply) products or services in competition with any business of the Company or any Group Company in respect of which you were concerned or responsible for or held Confidential Information about, to any material extent, at any time in the 12 months prior to Termination.

“Restricted Customer”	any person, firm or company who or which at any time in the 12 months prior to Termination was a client or customer of the Company or any Group Company for the sale of products or services and with whom you had any personal contact, were responsible for or held Confidential Information about, to any material extent, at any time during the 12 months prior to Termination.

“Restricted Prospective Customer”	any person, firm or company who or which at any time in the 12 months prior to Termination had discussions with the Company or any Group Company regarding the possible distribution, sale or supply of products or services by the Company or any Group Company to such person, firm or company and with whom you had any personal contact, were responsible for or held Confidential Information about, to any material extent, at any time during the 12 months prior to Termination.

“Restricted Supplier”	any person, firm or company who or which at any time in the 12 months prior to Termination was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to any Group Company and with whom or which you had any personal contact, were responsible for or held Confidential Information about, to any material extent, at any time during the 12 months prior to Termination.

“Restricted Person”	any director, senior manager, or other employee in a sales, research, technical or management role employed or engaged by the Company or any Group Company at any time in the 12 months prior to Termination and with whom you had personal contact with or were responsible for, to any material extent, during the 12 months prior to Termination.

“Subsidiary” and “Holding Company”	in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

“Termination”	the termination of the Employment howsoever caused.